FOR:	Education Management Corporation
COMPANY CONTACTS:
James Sober, CFA
Vice President, Finance
(412) 995-7684

Education Management Corporation Reports Fiscal 2010 First Quarter Results

Pittsburgh, PA, November 4, 2009 — Education Management Corporation (NASDAQ:EDMC), one of the largest providers of post-secondary education in North America, today reported its financial results for the three months ended September 30, 2009. For the first quarter of fiscal 2010, net income was $15.8 million, or $0.13 per diluted share, an increase of $19.1 million from the quarter ended September 30, 2008.  Net revenues rose 23.1% to $534.4 million from the first quarter of fiscal 2009.

Todd S. Nelson, Chief Executive Officer of Education Management, commented, “We are reporting record student, revenue and EBITDA results for our first fiscal quarter. We are pleased with the successful completion in October 2009 of our initial public offering where we raised proceeds, net of underwriting fees, of $389.2 million and bond tender offer where we paid off $316.0 million of our 10 ¼% Senior Subordinated Notes due 2016. We believe that the completion of these transactions will increase our financial flexibility and provide a strong foundation to support our long term growth plans.”

Financial Highlights

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Net revenues for the three months ended September 30, 2009 increased 23.1% to $534.4 million, compared to $434.2 million for the same period a year ago. This increase was primarily driven by a 23.1% increase in July student enrollment.

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For the first quarter of fiscal 2010, net income for the quarter grew to $15.8 million, or $0.13 per fully diluted share, compared to a net loss of $(3.3) million, or $(0.03) per fully diluted share, for the same period a year ago. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 52.6% from $59.4 million in the first quarter of fiscal 2009 to $90.6 million in the first quarter of fiscal 2010 primarily due to higher student enrollment.

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At September 30, 2009, cash and cash equivalents were $422.9 million as compared to $363.3 million at June 30, 2009. There were no outstanding borrowings under the revolving credit facility at September 30, 2009 as compared to $100.0 million at June 30, 2009, which was repaid in full on July 1, 2009.

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Cash flow from operations for the three month period ended September 30, 2009 was $200.6 million, compared to $108.7 million in the prior year period. The increase in operating cash flows as compared to the prior year period was primarily related to a $75.3 million increase in advanced payments, which benefited from the timing of our October academic term start occurring earlier than in the first quarter of fiscal 2009, and increased net income.

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On a cash-basis, capital expenditures were $33.2 million, or 6.2% of net revenues, for the three months ended September 30, 2009 compared to $50.8 million, or 11.7% of net revenues, in the same period in the prior year. Capital expenditures for fiscal 2010 are projected to be approximately 6.5% to 7.5% of net revenues compared to 7.5% of net revenues in fiscal 2009.

The presentation of EBITDA does not comply with U.S. generally accepted accounting principles (GAAP).  For an explanation of EBITDA and Adjusted EBITDA (used for covenant compliance), and a reconciliation to net income, the most directly comparable GAAP financial measure, see the Non-GAAP Financial Measures disclosure in the financial tables section below.

Student Enrollment

At the start of the current October quarter (second quarter of fiscal 2010), total enrollment at our schools was over 136,000 students, a 22.7% increase from the same time last year. Same-school enrollment (schools with enrollment for one year or more) increased 22.1% to over 135,300 students. Students enrolled in fully online programs increased 60.0% to approximately 31,200 students.

	2009	2008	Percentage
	October	October	Change
Total enrollment	136,000	110,800	22.7%
Same-school enrollment(1)	135,300	110,800	22.1%
Students enrolled in fully online programs	31,200	19,500	60.0%

(1)  Schools with enrollment for one year or more.

Our quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments. The seasonality of our business has decreased over the last several years due primarily to an increased percentage of students enrolling in online programs, which generally experience less seasonal fluctuation than campus-based programs. The first quarter is typically the lowest revenue recognition quarter due to student vacations.

Conference Call and Webcast

Education Management will host a conference call to discuss its fiscal 2010 first quarter on Wednesday, November 4, 2009 at 5:00 p.m. (Eastern Time). Those wishing to participate in this call should dial 480-629-9643 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.com.  A replay of the conference call will be available at www.edmc.com until November 3, 2010.

About Education Management

Education Management (www.edmc.com), with over 136,000 students as of October 2009, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 93 locations in 28 U.S. states and Canada. We offer academic programs to our students through campus-based and online instruction, or through a combination of both. We are committed to offering quality academic programs and continuously strive to improve the learning experience for our students. Our educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including design, media arts, health sciences, psychology and behavioral sciences, culinary, fashion, business, education, legal and information technology.

Cautionary Statement

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements typically contain words such as “anticipates,” “believes,” “estimates,” “expects,” “intends” or similar words indicating that future outcomes are not known with certainty and are subject to risk factors that could cause these outcomes to differ significantly from those projected.  Forward-looking statements include, but are not limited to, statements related to the Company’s future operating and financial performance, and include statements regarding expected enrollment, revenue, expense levels, and earnings.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of Education Management are not necessarily indicative of its future results. Education Management does not undertake any obligation to update any forward-looking statements.

— Tables to Follow —

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FISCAL FIRST QUARTER
(Dollars in millions) (Unaudited)

	For the three months ended September 30,
	2009	2008	%Change
Net revenues	$534.4	$434.2	23.1%

Costs and expenses:
Educational services	295.7	253.5	16.6%
General and administrative	148.1	121.3	22.0%
Depreciation and amortization	28.8	26.6	8.4%
Total costs and expenses	472.6	401.4	17.7%

Income before interest and income taxes	61.8	32.8	88.5%
Interest expense, net	36.3	38.2	(4.8)%

Income (loss) before income taxes	25.5	(5.4)	n/m
Provision for (benefit from) income taxes	9.7	(2.1)	n/m

Net Income (loss)	$15.8	$(3.3)	n/m
Diluted earnings (loss) per share	$0.13	$(0.03)	n/m
Weighted average number of diluted shares outstanding (000’s)	119,770	119,769	0.0%

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
SELECTED CASH FLOW DATA – FISCAL FIRST QUARTER
(Dollars in millions) (Unaudited)

	For the three months ended September 30,
	2009	2008	% Change
Net cash flows provided by operations	$200.6	$108.7	84.5%
Depreciation and amortization	28.8	26.6	8.4%
Capital expenditures (1)	(33.2)	(50.8)	(34.6)%

(1) Represents cash paid for long-lived assets

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA – FISCAL FIRST QUARTER
(Dollars in millions) (Unaudited)

	As of September 30,
	2009	2008
Cash and cash equivalents	$422.9	$390.5
Current assets	691.6	621.2
Total assets	4,399.7	4,268.0
Revolving credit facility	0.0	180.0
Other current liabilities	614.9	459.2
Long-term debt (including current portion)	1,885.4	1,898.2
Shareholders’ equity	1,502.9	1,388.1

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
Reconciliation of Net Income to EBITDA
(Dollars in millions) (Unaudited)

Non-GAAP Financial Measures
EBITDA, a measure used by management to measure operating performance, is defined as net income plus net interest expense, taxes and depreciation and amortization, including amortization of intangible assets.  EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.  Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.  Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to similarly titled measures of other companies.
	For the three months ended September 30,
	2009	2008	%Change
Net income (loss)	$15.8	$(3.3)	n/m

Interest expense, net	36.3	38.2	(4.8)%
Provision for (benefit from) income taxes	9.7	(2.1)	n/m
Depreciation and amortization	28.8	26.6	8.4%
EBITDA	$90.6	$59.4	52.6%